EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Oramed Pharmaceuticals Inc. of our report dated December 10, 2007, except for the stock split described in Note 17(f) as to which the date is January 31, 2013, relating to the financial statements of Oramed Pharmaceuticals Inc. for the period from April 12, 2002 (Inception) through August 31, 2007, which appears in Oramed Pharmaceuticals Inc.’s Registration Statement on Form S-1 (333-186375). We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ MaloneBailey, LLP

MaloneBailey, LLP

www.malone-bailey.com

Houston, Texas

July 29, 2013